Filed Pursuant to Rule 424(b)(3)
File Number 333-146629
File Number 333-140636
PROSPECTUS SUPPLEMENT NO. 3
Prospectus Supplement No. 3 dated June 17, 2008
to Prospectus dated May 8, 2008
(Registration No. 333-146629 and Registration No. 333-140636)
INTERNATIONAL FIGHT LEAGUE, INC.
     This Prospectus Supplement No. 3 dated June 17, 2008 (this “prospectus supplement”) supplements our prospectus dated May 8, 2008 (the “prospectus”). The prospectus covers 58,682,180 shares of our common stock that may be offered for resale by the selling stockholders named in the prospectus and the persons to whom such selling stockholders may transfer their shares. No securities are being offered or sold by us pursuant to the prospectus. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.
This prospectus supplement includes our attached Current Report on Form 8-K filed with the Securities and Exchange Commission on June 10, 2008.
You should read this prospectus supplement in conjunction with the prospectus and prospectus supplement nos. 1 and 2. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements to the prospectus.
Our common stock is listed on the OTC Bulletin Board under the symbol “IFLI.” The last reported sales price per share of our common stock, as reported by the OTC Bulletin Board on June 16, 2008 was $0.02.
Investing in our common stock involves a high degree of risk.
Before purchasing shares of our common stock, you should carefully consider the risk factors beginning on page 8 of the prospectus, as these risk factors may be updated in prospectus supplements.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 17, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 10, 2008
International Fight League, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-21134	04-2893483

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

424 West 33rd Street, Suite 650,
New York, New York		10001

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 212.356.4000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
Exhibit Index

Item 8.01	Other Events.
On June 10, 2006, International Fight League, Inc. issued the press release attached to this report and incorporated herein by reference announcing the cancellation of its August 15, 2008 event.

Item 9.01	Financial Statements and Exhibits.
Exhibit 99 Press release issued by International Fight League on June 10, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Fight League, Inc.

June 10, 2008	By:	Michael C. Keefe

Name: Michael C. Keefe
Title: Executive Vice President, General Counsel and Acting
Chief Financial Officer

Exhibit Index

Exhibit
No.	Description
99	Press release issued by Registrant on June 10, 2008

FOR IMMEDIATE RELEASE
Contact: Joe Favorito, 212-356-4003, jf@ifl.tv
INTERNATIONAL FIGHT LEAGUE DECIDES AGAINST AUGUST 15 EVENT IN NEW JERSEY
Organization Working On Financial Situation
NEW YORK June 10, 2008: The International Fight League (OTC.BB: IFLI ) today announced that it has canceled its scheduled August 15 event at the Izod Center in East Rutherford, New Jersey in light of the company’s current financial condition. IFL continues to explore options for maximizing shareholder value. However, if the IFL is unable to successfully leverage any of those options, the company may seek protection from its creditors through a court proceeding.
The IFL is working with other top MMA organizations to keep its top fighters active in the sport and showcase their talent, while it pursues options that may enable it to continue its MMA operations. Several IFL athletes will compete on the Adrenaline MMA card in Chicago, Illinois on June 14, and announcements with other promoters working with IFL athletes are expected in the near future. The IFL will also continue to downsize its staff to reduce costs.
International Fight League™ (IFL) has its headquarters in New York. For more information about IFL, please see: www.ifl.tv.
Forward-Looking Statements: This release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and IFL’s management’s expectations, hopes, beliefs, intentions or strategies regarding the future financial condition, and results of operations. There can be no assurance that future developments actually affecting IFL will be those anticipated. In addition, these statements are subject to numerous risk and uncertainties could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements . A list and description of risks, uncertainties, and other factors can be found in IFL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and in its reports on Forms 10-Q and 8-K.
IFL undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. This press release may include the opinions of IFL and does not necessarily include the views of any other person or entity.
The names of all International Fight League, Inc. televised and live programming, teams, images, and logos are trademarks, which are the exclusive property of International Fight League, Inc. All other trademarks and tradenames mentioned in this release are the property of their respective owners, and are not affiliated with IFL in any way.
— IFL —